Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-162070
October 29, 2010
Arrow Electronics, Inc.
Pricing Term Sheet
October 29, 2010
3.375% Notes due 2015
5.125% Notes due 2021

Issuer:	Arrow Electronics, Inc.
Trade Date:	October 29, 2010
Settlement Date:	November 3, 2010 (T+3)
Ratings:	Moody’s: Baa3 (stable) / S&P: BBB- (stable)
	2015 Notes	2021 Notes
Title:	3.375% Notes due 2015	5.125% Notes due 2021
Principal Amount:	$250,000,000	$250,000,000
Maturity:	November 1, 2015	March 1, 2021
Coupon:	3.375% per annum, accruing from November 3, 2010	5.125% per annum, accruing from November 3, 2010
Price to Public:	99.650%	99.674%
Yield to Maturity:	3.452%	5.167%

Spread to Benchmark Treasury:	T + 230 bps	T + 255 bps
Benchmark Treasury:	1.250% due September 30, 2015	2.625% due August 15, 2020
Benchmark Treasury Spot and Yield:	100-15; 1.152%	100-02; 2.617%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2011	March 1 and September 1, commencing March 1, 2011
Make-Whole Call:	Treasury Rate plus 35 basis points	Treasury Rate plus 40 basis points
Denominations:	$2,000 and higher multiples of $1,000	$2,000 and higher multiples of $1,000
CUSIP/ISIN:	04273W AA9 / US04273WAA99	04273W AB7 / US04273WAB72
Joint Book-Running Managers:	Banc of America Securities LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Co-Managers:	HSBC Securities (USA) Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Standard Chartered Bank
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
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